Exhibit 99.1

FOR IMMEDIATE RELEASE

Palomino Laboratories Announces Binding LOI to Acquire Vega Links Inc. to Create a Next-Generation AI Interconnect Company

Transaction Highlights:

(i)	Transforms Palomino beyond MicroLED optical interconnects into a comprehensive AI interconnect company spanning copper, MicroVCSEL and MicroLED data communication solutions;
(ii)	Expand Palomino’s estimated addressable market by 10x—from approximately $6 billion to more than $60 billion; and
(iii)	Expands Palomino’s engineering team and product development capabilities to deploy differentiated silicon and gallium nitride (GaN) integrated circuit solutions for AI data centers, robotics and space applications.

GOLETA, Calif., July 16, 2026 – Palomino Laboratories, Inc. (OTCQB: PALX) (‘Palomino’ or the ‘Company’) today announced that it has signed a binding Letter of Intent (LOI) to acquire Vega Links Inc. in an all-stock transaction, subject to customary closing conditions.

Artificial intelligence (AI) infrastructure is undergoing one of the most significant architectural transitions in decades. The rapid growth of trillion-parameter AI models, accelerated computing and hyperscale AI factories is driving unprecedented demand for higher bandwidth, lower latency and dramatically improved power efficiency throughout the networking stack. Industry initiatives such as Ultra Ethernet, UALink™, scale-up and scale-in architectures, co-packaged optics (CPO), near-packaged optics (NPO), and next-generation optical I/O are reshaping how GPUs, CPUs, memory and networking systems communicate.

Management believes the combination of Palomino and Vega Links positions the Company to participate in this technology transition by offering complementary interconnect technologies across copper, MicroVCSEL and MicroLED-based optical interconnects. Rather than competing in a single connectivity technology, the combined company intends to address multiple layers of the AI interconnect ecosystem as customers optimize cost, power consumption, reach, bandwidth and latency.

Strategic Transaction Highlights

●	Transforms Palomino into a comprehensive AI interconnect company.
●	Expands Palomino’s estimated addressable market by approximately 10x—from about $6 billion to more than $60 billion [1].
●	Adds world-class AI systems architecture, networking and product development skillsets to Palomino’s engineering team.
●	Positions Palomino to participate in emerging AI networking trends including UALink™, scale-up and scale-in architectures, optical I/O, CPO and NPO, and
●	Following the closing of this transaction, Palomino expects to appoint Karthik Gopalakrishnan as Chief Technology Officer (CTO) and Rajesh Radhamohan as Chief Product Officer (CPO).

Jeffrey B. Shealy, Co-founder & CEO of Palomino Laboratories, said, “AI infrastructure is evolving at an extraordinary pace, and interconnect technology has become one of the defining challenges for next-generation computing. Customers are seeking the optimal combination of bandwidth, latency, power efficiency and cost across increasingly complex AI fabrics.” Mr. Shealy continued, “We believe combining Vega Links’ systems architecture expertise with Palomino’s optical innovations creates a differentiated AI interconnect platform capable of addressing customer challenges across multiple technologies. Our vision is to build a leading AI infrastructure company that enables the next generation of hyperscale AI deployments while advancing our long-term objective of qualifying for a Nasdaq listing.”

Karthik Gopalakrishnan added, “The future of AI networking will require close integration of system architecture, silicon and advanced interconnect technologies, such as GaN MicroLEDs. By joining forces with Palomino, we believe we can accelerate innovation and deliver compelling solutions for hyperscale cloud providers, AI infrastructure companies and enterprise customers.”

Industry Opportunity

The Company believes future AI clusters will rely on heterogeneous interconnect technologies rather than a single approach. Copper is expected to remain important for very short-reach applications, while optical technologies, including MicroVCSEL and MicroLED based solutions, are expected to play an increasingly important role as AI clusters continue to scale. Management believes this broader technology portfolio positions the Company to pursue opportunities across multiple segments of the rapidly expanding AI networking market.

[1] Sources: LightCounting Dec 2025 AEC/ACC report; LightCounting Apr 2026 Switch ASIC & Optics report, Company estimates.

About Palomino Laboratories

Palomino Laboratories is an artificial intelligence (AI) interconnect technology company headquartered in Goleta, California, developing next-generation connectivity solutions for the rapidly evolving AI infrastructure market. The Company’s product focus addresses AI interconnect solutions in the 0-to-50 meters range and includes: (i) silicon chipsets enhancing the speed of copper, (ii) silicon optical integrated circuits (IC’s) optimizing the performance of MicroVCSEL interconnects, and (iii) silicon and gallium nitride IC’s for MicroLED interconnects. Our chipsets enable high-bandwidth, low-latency, and energy-efficient data movement across AI systems. Palomino’s solutions are designed to support the growing performance demands of AI, high-performance computing (HPC), enterprise networking, hyperscale data centers and advanced robotics as increasingly intelligent systems require faster, more efficient, and more reliable data connectivity.

For more information, please visit www.palominolabs.ai.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other statements that are predictive in nature, that depend upon or refer to future events or conditions. All statements other than statements of historical fact are statements that could be forward-looking statements. Forward-looking statements include words such as “expects,” “anticipates,” “intends,” “plans,” “could,” “believes,” “estimates” and similar expressions. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the factors listed under “Risk Factors” in the Company’s filings with the SEC, including Forms 10-K, 10-Q and 8-K. Investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this release. Except as may be required by law, the Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information

Palomino Laboratories Inc.

Jeffrey B. Shealy, CEO

Email: IR@palominolabs.ai